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                                                                   EXHIBIT 11.01

                           DIGITAL SOUND CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON AND
                            COMMON EQUIVALENT SHARE
                   (IN THOUSANDS, EXCEPT SHARE AND PER SHARE)

                                         YEAR ENDED DECEMBER 31,
                          --------------------------------------------------------
                             1992       1993        1994       1995        1996
                          ---------- ----------  ---------- ----------  ----------
Income (loss) before
 extraordinary item
Extraordinary item......      $1,490    $(5,719)     $2,488    $(5,188)    $(6,801)
Net income (loss).......         744        --          --         --          --
                          ---------- ----------  ---------- ----------  ----------
                              $2,234    $(5,719)     $2,488    $(5,188)    $(6,801)
                          ========== ==========  ========== ==========  ==========
Applicable common and
 common stock equivalent
 shares:
  Weighted average
   shares common stock..  18,292,245 18,830,141  19,474,315 19,880,879  20,085,551
  Assumed conversion of
   convertible preferred
   stock on date of
   issuance.............         --         --      821,918        --          --
  Shares available upon
   exercise of other
   options and warrants
   outstanding based on
   an average market
   price of $3.38,
   $3.32, $2.04 and
   $1.63 for 1992, 1994,
   1995 and 1996,
   respectively, using
   the "treasury stock"
   method. Because of
   the antidilutive
   effect the "treasury
   stock" method was not
   used in 1993, 1995 or
   1996.................   1,132,769        --      495,345        --          --
                          ---------- ----------  ---------- ----------  ----------
Total...................  19,425,014 18,830,141  20,791,578 19,880,879  20,085,551
                          ========== ==========  ========== ==========  ==========
Earnings (loss) per
 common and common
 equivalent share:
  Income (loss) before..       $0.08     $(0.30)      $0.12     $(0.26)     $(0.34)
  Extraordinary item....        0.04        --          --         --          --
                          ---------- ----------  ---------- ----------  ----------
  Net income (loss).....       $0.12     $(0.30)      $0.12     $(0.26)     $(0.34)
                          ========== ==========  ========== ==========  ==========